EXHIBIT 26 (k)

           OPINION AND CONSENT OF COUNSEL OF JOSEPH P. DECRESCE, ESQ.

                                                                  April 19, 2005

         Securities and Exchange Commission
         450 Fifth Street, N.W.
         Washington, D.C.  20549

         Re:      PHLVIC Variable Universal Life Account
                  PHL Variable Insurance Company
                  Post-Effective Amendment No. 10 to Form N-6
                  Registration Nos. 333-81458 and 811-09065

         Dear Sirs:

         As Counsel to the depositor, I am familiar with the variable life insurance policies, The Phoenix Edge(R)-VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

         In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policies.

         Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.

         My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.

         Very truly yours,



         /s/ Joseph P. DeCresce
         ----------------------
         Joseph P. DeCresce, Counsel
         The Phoenix Companies, Inc.